Mercer Insurance Group, Inc.		Exhibit 21.1
Subsidiaries as of December 31, 2009

			Percentage
	Jurisdiction		of voting
	in which		securities
Name	Organized	Parent	owned

Mercer Insurance Company	Pennsylvania	Mercer Insurance Group, Inc.	100%

Mercer Insurance Company of NJ, Inc.	New Jersey	Mercer Insurance Company	100%

Franklin Insurance Company	Pennsylvania	Mercer Insurance Company	100%

Financial Pacific Insurance Company	California	Financial Pacific Insurance Group, Inc.	100%

BICUS Services Corporation	Pennsylvania	Mercer Insurance Company	100%

Financial Pacific Insurance Group, Inc.	Delaware	Mercer Insurance Group, Inc.	100%

Financial Pacific Insurance Agency	California	Financial Pacific Insurance Group, Inc.	100%

Financial Pacific Statutory Trust I	Connecticut	Financial Pacific Insurance Group, Inc.	100%

Financial Pacific Statutory Trust II	Connecticut	Financial Pacific Insurance Group, Inc.	100%

Financial Pacific Statutory Trust III	Delaware	Financial Pacific Insurance Group, Inc.	100%